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                                                          EXHIBIT 10.20.2

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                                                          Amendment to Documents

                   AMENDMENT NO. 2 TO BUSINESS LOAN AGREEMENT

     This Amendment No. 2 (the "Amendment") dated as of October 31, 2000, is between Bank of America, N.A. (the "Bank") and Variflex, Inc. (the "Borrower").

                                    RECITALS
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     A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of March 31, 2000, as previously amended (the "Agreement").

     B. The Bank and the Borrower desire to further amend the Agreement.

AGREEMENT
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     1 Definitions. Capitalized terms used but not defined in this Amendment
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shall have the meaning given to them in the Agreement.

     2 Amendments. The Agreement is hereby amended as follows:
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                         2.1Paragraph 1.1 of the Agreement is amended to read in
                            its entirety as follows:

               "1.1  Line of Credit Amount.

                         (a)During the availability period described below, the
                    Bank will provide a line of credit to the Borrower. The amount of the line of credit (the `Commitment') is the lesser of Sixteen Million and 00/100 Dollars ($16,000,000.00) or the following amounts as indicated on the borrowing base certificates required to be delivered to the Bank under Paragraph 7.2(f) below:

                                 (i)With respect to the borrowing base
                            certificates from and including June 30 through and including November 30 of each year, the sum of 60% of the balance due on the Borrower's accounts receivable, plus 60% of the market value of the Borrower's short-term investments, plus the lesser of (A) 25% of the cost of the Borrower's inventory, excluding in-transit inventory, or (B) Four Million and 00/100 Dollars ($4,000,000.00);

                                 (ii)With respect to the borrowing base
                            certificates from and including December 31 through and including May 31 of each year, the sum of 60% of the balance due on the Borrower's accounts receivable, plus One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), plus the lesser of (A) 25% of the cost of the Borrower's inventory, excluding in-transit inventory, or (B) Four Million and 00/100 Dollars ($4,000,000.00).

                         (b)This is a revolving line of credit providing for
                    cash advances, letters of credit and shipside bonds. During the availability period, the Borrower may repay principal amounts and reborrow them.

                         (c)The aggregate principal balance of cash advances
                    outstanding at any one time may not exceed Seven Million and 00/100 Dollars ($7,000,000.00).

                         (d)The Borrower agrees not to permit the outstanding
                    principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed and shipside bonds, to exceed the Commitment."

               2.2A new Paragraph 1.3(a)(iii) is added to the Agreement, which reads in its entirety as follows:

                         "(iii)The amount of letters of credit outstanding at
                    any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Sixteen Million and 00/100 Dollars ($16,000,000)."

     2.3In Paragraph 1.4 of the Agreement, the amount "One Million and 00/100 Dollars ($1,000,000.00)" is substituted for the amount of "Five Hundred Thousand and 00/100 Dollars ($500,000.00)".

               2.4New Paragraphs of 1.5, 1.6 and 1.7 are added to the Agreement, which reads in its entirety as follows:

               "1.5 Interest Rate. Unless the Borrower elects an optional interest rate as described below, the

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                         interest rate is the Bank's Prime Rate.

                           1.6  Repayment Terms.

                                    (a)The Borrower will pay interest on
                                December 1, 2000, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

                                    (b)The Borrower will repay in full all
                                principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

                           1.7 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a 'Portion.' The following optional interest rates are available:

                                    (a)the IBOR Rate plus 2.00 percentage
                                points."

                           2.5A new Article 2A is added to the Agreement, which
                                reads in its entirety as follows:

                           "2A. OPTIONAL INTEREST RATES

                           2A.1 Optional Rates. Each optional interest rate is a
                         rate per year. Interest will be paid on the last days of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

                           2A.2 IBOR Rate. The election of IBOR Rates shall be
                         subject to the following terms and requirements:

                                    (a)The interest period during which the IBOR
                                Rate will be in effect will be no shorter than 30 days and no longer than 90 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

                                    (b)Each IBOR Rate Portion will be for an
                                amount not less than Five Hundred Thousand
                                Dollars ($500,000).

                                    (c)The Borrower may not elect an IBOR Rate
                                with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

                                    (d)The "IBOR Rate" means the interest rate
                                determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

IBOR Rate =  IBOR Base Rate
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(1.00 - Reserve Percentage)

                                    Where,

                                            (i)'IBOR Base Rate' means the
                                       interest rate at which the Bank's Grand
                                       Cayman Branch, Grand Cayman, British West
                                       Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                                            (ii)'Reserve Percentage' means the
                                       total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                                    (e)Each prepayment of an IBOR Rate Portion,
                                whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                                    (f)The prepayment fee shall be in an amount
                                sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated

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                                profits and any loss or expense arising from the
                                liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

                                    (g)The Bank will have no obligation to
                                accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

                                            (i)Dollar deposits in the principal
                                       amount, and for periods equal to the
                                       interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

                                            (ii)the IBOR Rate does not
                                       accurately reflect the cost of an IBOR
                                       Rate Portion."

                           2.6A new Paragraph 7.2(h) is added to the Agreement,
                         which reads in its entirety as follows:

                                    "(h)An inventory listing within 20 days
                                after the end of each month; the listing must include a description of the inventory, its location and cost, and such other information as the Bank may require."

                           2.7 Paragraph 7.3 of the Agreement is amended to read
                         in its entirety as follows:

                           "7.3 Tangible Net Worth. To maintain tangible net
                         worth equal to at least the sum of the following:

                                    (a)Twenty Six Million Dollars ($26,000,000);
                                plus

         (b)the sum of 100% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing with the period ending October 31, 2000.

                           'Tangible net worth' means the gross book value of
                         the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets."

                           2.8In Paragraph 7.4 of the Agreement, the ratio "1.00
                         :1.00" is substituted for the ratio of "0.5:1.0".

                           2.9In Paragraph 7.21(f) of the Agreement, the amount
                         "One Million Dollars ($1,000,000)" is substituted for the amount "Five Million Dollars ($5,000,000)".

                           2.10A new Paragraph 7.23 is added to the Agreement,
                         which reads in its entirety as follows:

         "7.23 Paydown Period. To reduce the amount of advances outstanding under this Agreement to zero for a period of at least 30 consecutive days during each semi-annual calendar period in each year. For the purposes of this paragraph, `advances' does not include undrawn amounts of outstanding letters of credit."

3 Representations and Warranties. When the Borrower signs this Amendment, the
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         Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

4 Conditions. This Amendment will be effective when the Bank receives the
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         following items, in form and content acceptable to the Bank:

         4.1A Corporate Resolution to Obtain Credit executed by the Borrower in the amount of Sixteen Million and 00/100 Dollars ($16,000,000.00).

5 Effect of Amendment. Except as provided in this Amendment, all of the terms
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         and conditions of the Agreement shall remain in full force and effect.

This Amendment is executed as of the date stated at the beginning of this Amendment.


         Bank of America, N.A.                     Variflex, Inc.


 /s/ George W. Simmons                             /s/  Roger M. Wasserman
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By: George W. Simmons, Vice President            By: Roger M. Wasserman, chief
                                                     Financial Officer
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